Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES 2009 FINANCIAL
AND OPERATIONAL RESULTS
FOR THE FOURTH QUARTER AND FULL-YEAR

•                  Replaced 210% of 2009 Production at an All-in Finding & Development Cost of $12.12 per BOE

•                  Reduced Total Debt by Over $100 Million During Year

•                  Full-Year Production was up 7% over 2008 Production (Pro Forma for the sale of the Hastings Field)

DENVER, COLORADO, February 25, 2010 /Marketwire/ — Venoco, Inc. (NYSE: VQ) today reported financial and operational results for the fourth quarter and full-year 2009.  The company reported a net loss of $47 million primarily as a result of unrealized commodity derivative losses of $72 million due to increased oil prices at year-end.

Adjusted Earnings were $31 million, down from $78 million for 2008, primarily as a result of lower commodity prices realized throughout 2009.  Adjusted Earnings adjusts the net loss of $47 million in 2009 and $391 million in 2008 for the  effects of unrealized commodity and interest derivative gains / losses in both years, a loss on early extinguishment of debt in 2009, and the write-off of costs associated with the terminated MLP offering and the ceiling impairment in 2008.   Adjusted EBITDA was $193 million, down 36% from $300 million for 2008.  Please see the end of this release for definitions of Adjusted Earnings and Adjusted EBITDA and a reconciliation of those measures to net loss.

Highlights for 2009 included the following:

•                  Production of 7.5 million barrels of oil equivalent (MMBOE) for the year or 20,622 BOE per day (BOE/d). Pro forma for the sale of the Hastings field, 2009 daily production of 20,397 was up 7% from 19,088 BOE/d for 2008.

•                  Proved Reserves of 98.3 MMBOE as of December 31, 2009, a 9% increase from year-end 2008 pro forma for the sale of the Hastings field.

•                  Lifting costs down 25% from 2008 levels, averaging $12.65 per BOE in 2009, (down 12% from 2008 pro forma for the sale of the Hastings field).

•                  Achieved goal of paying down debt $100MM during year while maintaining pro forma production and reserve growth.

“We are very pleased with our performance in 2009. We exceeded our original production guidance of 19,000 BOE per day by 8.5%, replaced 210% of production at $12.12 per BOE, reduced debt by $100 million, and saw the stock price rise over 370% from the lows of a year ago. We also beat our initial lease operating expense guidance of $15.00 per BOE by nearly 16% and were able to increase our capital budget by $10 million in the fourth quarter as we ramped up for 2010,” said Tim Marquez, Venoco’s Chairman and CEO.  “We are very excited about the momentum we’ve created and the project inventory we are pursuing in 2010.  We also announced our plans for leasing and developing our onshore Monterey shale prospects and expanded our Sacramento Basin drilling inventory by year end.  These two projects together have set us up with a very attractive long-term development inventory.”

Fourth Quarter Production

Production in the fourth quarter of 2009 of 20,079 BOE/d was, as expected, relatively flat with both the third quarter of 2009 and the fourth quarter of 2008 (pro forma for the sale of the Hastings field).

The following table details the company’s daily production by region (BOE/d):

				Full Year
Region	4Q 2008	3Q 2009	4Q 2009	2008	2009
Sacramento Basin	9,668	10,498	10,227	9,322	10,230
Southern California	8,903	8,207	8,354	8,248	8,523
Texas (and other)	4,103	1,559	1,498	4,104	1,869
Total	22,674	20,264	20,079	21,674	20,622

Total excluding Hastings	20,110	20,264	20,079	19,088	20,397

Capital Investment 2009

Venoco’s 2009 capital expenditures for development and other spending were $161 million, including $101 million for drilling and rework activities, $21 million for facilities, $25 million for capitalized G&A, and $14 million for land, geological and geophysical, and other.  In addition, the company also spent $23 million for acquisitions in its core areas, the majority of which went toward a mid-year acquisition of assets in the Sacramento Basin.  Total costs incurred in 2009 for the company’s E&P operations were $191 million (including asset retirement obligations of $7 million).

In 2009 the company spent $86 million or 53% of its capital expenditures (excluding acquisitions) in the Sacramento Basin.  The company completed 63 wells and performed 197 recompletions in the basin during 2009, and realized significant efficiencies and cost savings throughout the year.  Development activity during 2010 is expected to be similar to 2009 levels, with a planned capital expenditure budget of $72 million. As previously announced and discussed below, the company intends to sell its Texas assets; pending a successful sale of these assets, the company may elect to accelerate activity in the Sacramento Basin and the Monterey shale in 2010.  Although gas prices are relatively low, Venoco has been able to drive drilling costs down in the Sacramento Basin to the point where a $4.00 gas price is expected to generate a 25% rate of return.  At today’s gas prices the Sac Basin drilling program is competitive with Venoco’s oil projects.

In Southern California, the company spent $51 million or 32% of its 2009 capital expenditures.  Planned capital expenditures for Southern California in 2010 are $73 million.  The company’s primary focus in Southern California during 2009 was on the redevelopment of the West Montalvo field, where two wells were completed early in the year and two wells were being drilled at year end, with each subsequently completed and put on production.  In 2010, the company expects to drill three additional wells in West Montalvo.

Also in Southern California, the company drilled a dual-completion well in 2009 at the Sockeye field that produces from the Monterey shale formation and enhances the sweep of the waterflood by injecting water into the Upper Topanga formation.  The company plans to drill another dual completion well in 2010 and to hydraulically fracture two wells in the field.

The company spent a minimal amount of its 2009 capital expenditures on its onshore Monterey shale development.  The company accelerated its leasing activities during the second half of 2009, and expects to aggressively add to its position during 2010.  Venoco also expects to drill at least 5 vertical test wells in the Monterey shale and to acquire 3D seismic data over certain portions of its acreage during 2010.  The company’s 2010 capital expenditure budget for the onshore Monterey shale development is $26 million; however, the company may allocate additional capital to the Monterey shale program as the year progresses.

“Our 2010 drilling program in the Monterey is focused on gathering core and log data, and understanding and predicting reservoir behavior,” commented Mr. Marquez.  “During the first half of the year the program is focused on science, but as the year progresses we expect to begin testing various completion techniques that have been successful in unconventional reservoirs in other parts of the country.”

In Texas, the company spent $8 million or 5% of its 2009 capital expenditures.  The company performed several low-cost workovers and drilled a successful well in the South Liberty field during 2009.

Reserves Review

As previously announced, the company’s proved oil and gas reserves as of December 31, 2009 were 98.3 MMBOE using SEC pricing.  Year-end 2009 reserves increased 18% compared to year-end 2008 reserves, net of production and pro forma for the February 2, 2009 sale of Hastings.  Net of production, the company added 15.8 MMBOE to its proven reserves including 3.4 MMBOE from acquisitions. In total, the company replaced 210% of production at a cost of $12.12 per BOE (all-in finding and development cost).  Though permitted by new SEC guidance regarding oil and gas reserves, the company’s year-end reserve report did not utilize statistical methods for booking undeveloped oil and gas reserves; rather, the methodologies used were consistent with those used in prior years.

Price-related revisions due to lower natural gas prices between year-end 2008 and 2009 negatively impacted reserves, but were partially offset by positive price-related revisions related to higher oil prices resulting in net negative price-related revisions of 1.1 MMBOE.  Performance related revisions and lower drilling and development costs resulted in the addition of 6.1 MMBOE across a number of fields including Sockeye, South Ellwood, West Montalvo, and various fields in the Sacramento Basin.  In total, net reserve revisions resulted in the addition of approximately 5 MMBOE.

The pre-tax PV-10 of the company’s reserves using SEC pricing of $61.04 per barrel for oil and $3.87 per MMBTU for gas is $801 million.  The company’s estimate of reserves using a year-end NYMEX 5-year forward strip pricing is 101.3 MMBOE, with a pre-tax PV-10 of $1.7 billion.  See the end of this release for a reconciliation of PV-10 to a standardized measure of discounted future net cash flows.

Marketing of Texas Assets

The company is currently marketing its oil and gas interests in Texas including producing and non-producing assets.  The company expects to complete the sale of some or all of its Texas assets during the second quarter of 2010.  Net production from Venoco’s Texas properties for 2009 was 1,641 BOE per day, excluding one month’s production from Hastings, which was sold on February 2, 2009.  Year-end proved reserves in Texas were 7.8 MMBOE at SEC pricing.

“As I’ve said before, we have some excellent assets in Texas; however, our focus in the coming years will be on the significant opportunities we have in California.  As a result, monetizing our Texas assets would provide additional resources to help us in those efforts,” said Mr. Marquez.

Balance Sheet

In October, the company refinanced its existing senior secured notes due in 2011 with new senior unsecured notes due in 2017.  As a result of the refinancing, the maturity of the company’s second lien term loan was automatically extended from September 2011 to May 2014.  Subsequent to the refinancing, the company entered into a revised interest rate swap agreement which extended the terms of the existing interest rate swap through May 2014 so that amounts borrowed up to $500 million will effectively bear interest at a fixed rate of 7.8%.  In December of 2009, the company also amended its revolving credit facility to extend the maturity from 2011 to 2013.

The company closed the sale of its Hastings field in Texas to Denbury Resources in early February 2009 for proceeds of approximately $200 million.  Venoco used a portion of these proceeds to pay down debt during 2009, and ended the year with approximately $103 million less in long-term debt than at year end 2008.

2010 Guidance

The following summarizes the company’s 2010 guidance:

•                  Production: 20,250 BOE/d

•                  Capital Budget: $180 million

•                  Lease Operating Expenses: $14.50 per BOE

•                  G&A Expenses (excluding stock-based compensation): $4.50 per BOE

•                  DD&A: $12.00 per BOE

The forecasts do not include the effect of the anticipated sale of some or all of the company’s Texas assets.

Earnings Conference Call

Venoco will host a conference call to discuss results today, Thursday, February 25, 2010 at 11:00 a.m. Eastern time (9 a.m. Mountain).  The conference call will be webcast and those wanting to listen may do so by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  Those wanting to participate in the Q & A portion can call (866) 543-6408 and use conference code 53423730.  International participants can call (617) 213-8899] and use the same conference code.

A replay of the conference call will be available for one week by calling (888) 286-8010 or, for international callers, (617) 801-6888, and using passcode 31533833.  The replay will also be available on the Venoco website for 30 days.

The company will post an updated presentation on the Investor Relations page of its website today.

Annual Stockholders Meeting

The company’s Annual Stockholders’ meeting will be held on Wednesday, June 2, 2010 at the Brown Palace Hotel, 321 17th Street, Denver, Colorado. Stockholders of record at the close of business on Monday, April 5, 2010, are entitled to receive notice of the meeting and to vote the shares of Venoco common stock they hold as of that date.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates four onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates thirteen fields in Texas.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, expenses, capital expenditures and development projects, the expected rate of return on drilling projects and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. The Company may not be able to complete its planned disposition of assets in Texas on acceptable terms, in a timely manner, or at all. All forward-looking statements are made only as of the date hereof and the company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward-looking statements made herein, is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein. For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended			Quarter Ended			Year Ended
UNAUDITED	9/30/09	12/31/09	% Change	12/31/08	12/31/09	% Change	12/31/08	12/31/09	% Change
Production Volume:
Oil (MBbls) (1)	811	809	0%	1,096	809	-26%	4,091	3,402	-17%
Natural Gas (MMcf)	6,320	6,230	-1%	5,940	6,230	5%	23,050	24,748	7%
MBOE	1,864	1,847	-1%	2,086	1,847	-11%	7,933	7,527	-5%
Daily Average Production Volume:
Oil (Bbls/d)	8,815	8,793	0%	11,913	8,793	-26%	11,178	9,321	-17%
Natural Gas (Mcf/d)	68,696	67,717	-1%	64,565	67,717	5%	62,978	67,803	8%
BOE/d	20,264	20,079	-1%	22,674	20,079	-11%	21,674	20,622	-5%
Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$58.09	$64.85	12%	$48.36	$64.85	34%	$89.69	$51.10	-43%
Realized hedging gain (loss)	(4.66)	(10.07)	116%	3.83	(10.07)	-363%	(20.71)	(0.95)	-95%
Net realized price	$53.43	$54.78	3%	$52.19	$54.78	5%	$68.98	$50.15	-27%
Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$3.17	$4.59	45%	$5.76	$4.59	-20%	$8.21	$3.84	-53%
Realized hedging gain (loss)	3.24	2.06	-36%	0.51	2.06	304%	0.08	2.58	—
Net realized price	$6.41	$6.65	4%	$6.27	$6.65	6%	$8.29	$6.42	-23%
Expense per BOE (in dollars):
Lease operating expenses (2)	$13.55	$12.85	-5%	$19.21	$12.85	-33%	$16.86	$12.65	-25%
Production and property taxes (2)	$1.48	$0.72	-51%	$0.89	$0.72	-19%	$1.98	$1.35	-32%
Transportation expenses	$0.61	$1.03	69%	$0.78	$1.03	32%	$0.75	$0.65	-13%
Depreciation, depletion and amortization	$11.79	$11.35	-4%	$19.38	$11.35	-41%	$16.95	$11.46	-32%
General and administrative (3)	$5.15	$5.83	13%	$5.58	$5.83	4%	$5.43	$4.91	-10%
Interest expense	$5.00	$5.79	16%	$6.23	$5.79	-7%	$6.81	$5.44	-20%

(1)  Amounts shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal). Revenue accruals are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on the timing of barge deliveries, oil in tanks and pipeline inventories, and oil pipeline sales nominations.

(2) Lease operating expenses are combined with property and production taxes to comprise oil and natural gas production expense on the consolidated statements of operations.
(3) Net of amounts capitalized.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Quarter Ended		Year Ended
UNAUDITED (In thousands)	9/30/09	12/31/09	12/31/08	12/31/09	12/31/08	12/31/09
REVENUES:
Oil and natural gas sales	$69,284	$80,139	$94,079	$80,139	$555,917	$268,865
Other	859	784	791	784	3,603	3,331
Total revenues	70,143	80,923	94,870	80,923	559,520	272,196
EXPENSES:
Oil and natural gas production	28,015	25,061	41,939	25,061	149,504	105,341
Transportation expense	1,144	1,911	1,624	1,911	5,958	4,865
Depletion, depreciation and amortization	21,974	20,961	40,436	20,961	134,483	86,226
Impairment	—	—	641,000	—	641,000	—
Accretion of asset retirement obligation	1,429	1,591	1,138	1,591	4,203	5,765
General and administrative	9,607	10,775	11,635	10,775	43,101	36,939
Total expenses	62,169	60,299	737,772	60,299	978,249	239,136
Income from operations	7,974	20,624	(642,902)	20,624	(418,729)	33,060
FINANCING COSTS AND OTHER:
Interest expense	9,327	10,702	12,986	10,702	54,049	40,984
Interest rate derivative realized (gains) losses	4,781	4,628	3,136	4,628	10,231	18,479
Interest rate derivative unrealized (gains) losses	10	(1,643)	10,623	(1,643)	10,336	(1,803)
Amortization of deferred loan costs	751	638	721	638	3,344	2,862
Loss on extinguishment of debt	—	7,911	—	7,911	—	8,493
Commodity derivative realized (gains) losses	(16,675)	(4,681)	(28,768)	(4,681)	61,446	(68,429)
Commodity derivative unrealized (gains) losses and amortization of derivative premiums	24,252	20,923	(224,356)	20,923	(178,203)	94,172
Total financing costs and other	22,446	38,478	(225,658)	38,478	(38,797)	94,758
Income (loss) before taxes	(14,472)	(17,854)	(417,244)	(17,854)	(379,932)	(61,698)
Income tax provision (benefit)	(9,200)	(10,100)	(3,200)	(10,100)	11,200	(14,400)
Net income (loss)	$(5,272)	$(7,754)	$(414,044)	$(7,754)	$(391,132)	$(47,298)

Weighted average common shares outstanding:
Basic	50,826	50,909	50,697	50,909	50,486	50,805
Diluted	50,826	50,909	50,697	50,909	50,486	50,805

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED ($ in thousands)	12/31/08	12/31/09
ASSETS
Cash and cash equivalents	$191	$419
Accounts receivable	41,306	33,853
Inventories	12,361	6,139
Prepaid expenses and other current assets	4,314	4,276
Income tax receivable	546	3,116
Deferred income taxes	—	8,400
Commodity derivatives	57,247	34,611
Total current assets	115,965	90,814
Net property, plant and equipment	702,734	619,430
Total other assets	45,555	29,299
TOTAL ASSETS	$864,254	$739,543
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$75,400	$48,709
Undistributed revenue payable	8,277	8,146
Interest payable	5,325	4,885
Current maturities of long-term debt	2,598	—
Commodity and interest derivatives	21,284	49,709
Total current liabilities	112,884	111,449
LONG-TERM DEBT	797,670	695,029
COMMODITY AND INTEREST DERIVATIVES	9,363	15,076
ASSET RETIREMENT OBLIGATIONS	79,504	92,485
Total liabilities	999,421	914,039
Total stockholders’ equity	(135,167)	(174,496)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$864,254	$739,543

GAAP RECONCILIATIONS

Adjusted Earnings and Adjusted EBITDA

In addition to net income (loss) determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods.  Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

We define Adjusted Earnings as net income (loss) before the effects of the items listed in the table below.  We calculate the tax effect of reconciling items by re-performing our period-end tax calculation excluding the reconciling items from earnings.  The difference between this calculation and the tax expense/benefit recorded for the period results in the tax effect disclosed below.  We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations. Adjusted Earnings should not be considered a substitute for net income (loss) as reported in accordance with GAAP.

We define Adjusted EBITDA as net income (loss) before the effects of the items listed in the table below.  Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance.  Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

	Quarter Ended			Year Ended
UNAUDITED ($ in thousands)	12/31/08	9/30/09	12/31/09	12/31/08	12/31/09
Adjusted Earnings Reconciliation
Net Income	$(414,044)	$(5,272)	$(7,754)	$(391,132)	$(47,298)
Plus:
Unrealized commodity (gains) losses	(225,457)	18,253	14,924	(184,459)	71,511
Unrealized interest rate derivative (gains) losses	10,623	10	(1,643)	10,336	(1,803)
Write-off of MLP offering costs	—	—	—	2,690	—
Loss on extinguishment of debt	—	—	7,911	—	8,493
Ceiling test impairment	641,000	—	—	641,000	—
Tax effects	—	—	(344)	(690)	(276)
Adjusted Earnings	$12,122	$12,991	$13,094	$77,745	$30,627

	Quarter Ended			Year Ended
UNAUDITED ($ in thousands)	12/31/08	9/30/09	12/31/09	12/31/08	12/31/09
Adjusted EBITDA Reconciliations:
Net income	$(414,044)	$(5,272)	$(7,754)	$(391,132)	$(47,298)
Interest expense	12,986	9,327	10,702	54,049	40,984
Interest rate derivative (gains) losses - realized	3,136	4,781	4,628	10,231	18,479
Income taxes	(3,200)	(9,200)	(10,100)	11,200	(14,400)
DD&A	40,436	21,974	20,961	134,483	86,226
Impairment	641,000	—	—	641,000	—
Amortization of deferred loan costs	721	751	638	3,344	2,862
Loss on extinguishment of debt	—	—	7,911	—	8,493
Share-based payments	970	806	824	3,064	2,824
Amortization of derivative premiums and other comprehensive loss	1,505	6,608	6,511	7,694	24,985
Unrealized commodity derivative (gains) losses	(225,457)	18,253	14,924	(184,459)	71,511
Unrealized interest rate derivative (gains) losses	10,623	10	(1,643)	10,336	(1,803)
Adjusted EBITDA	$68,676	$48,038	$47,602	$299,810	$192,863

We also provide per BOE G&A expenses excluding costs associated with the terminated MLP offering and share-based compensation charges.  We believe that these non-GAAP measures are useful in that the items excluded do not represent cash expenses directly related to our ongoing operations.  These non-GAAP measures should not be viewed as an alternative to per BOE G&A expenses as determined in accordance with GAAP.

UNAUDITED ($ in thousands, except per BOE amounts)	Quarter Ended			Year Ended
	12/31/08	9/30/09	12/31/09	12/31/08	12/31/09
G&A per BOE Reconciliation

G&A expense	$11,635	$9,607	$10,775	$43,101	$36,939
Less:
Share-based compensation expense	(710)	(616)	(634)	(2,384)	(2,124)
MLP write off	—	—	—	(2,690)	—
G&A Expense Excluding Share-Based Comp / MLP	10,925	8,991	10,141	38,027	34,815
MBOE	2,086	1,864	1,847	7,933	7,527
G&A Expense per BOE Excluding Share-Based Comp / MLP	$5.24	$4.82	$5.49	$4.79	$4.63

PV-10

The present value of future net cash flows (PV-10 value) is a non-GAAP measure because it excludes income tax effects. Management believes that before-tax cash flow amounts are useful for evaluative purposes since future income taxes, which are affected by a company’s unique tax position and strategies, can make after-tax amounts less comparable. We derive PV-10 value based on the present value of estimated future revenues to be generated from the production of proved reserves, net of estimated production and future development costs and future plugging and abandonment costs, using the arithmetic twelve-month average of the first of the month prices without giving effect to hedging activities or future escalation, and costs as of the date of estimate without future escalation, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion, amortization and impairment and income taxes, and discounted using an annual discount rate of 10%. Management also believes that the PV-10 based on the NYMEX 5-year forward strip pricing is useful for evaluative purposes since the use of a strip price provides a measure based on current market perception.

The following table reconciles the standardized measure of future net cash flows to PV-10 value (in thousands):

UNAUDITED ($ in thousands)	12/31/2009

Standardized measure of discounted future net cash flows	$692,805
Add: Present value of future income tax discounted at 10%	108,248
PV-10 at SEC prices	801,053
Add: Effect of five year NYMEX strip at December 31, 2009	868,916
PV-10 at five year NYMEX strip at December 31, 2009	$1,669,969

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